Exhibit 99.1

For more information, contact:

Michael Ruane	Eric Erickson	Kris Block
Tel: 484-582-5405	Tel: 484-582-5480	Tel: 484-582-5505
michael.ruane@sungard.com	eric.erickson@sungard.com	kris.block@sungard.com

SunGard Announces First Quarter 2007 Results

Wayne, PA – May 3, 2007 – SunGard (http://www.sungard.com), a global leader in integrated software and processing solutions and the pioneer and leading provider of information availability services, reported today that revenue for the three months ended March 31, 2007 was $1.12 billion, an increase of 11% over revenue for the three months ended March 31, 2006. Organic revenue (revenue from businesses owned for at least one year and further adjusted for the effects of businesses sold in the previous twelve months) grew 10% for the quarter compared to the same period in 2006, including the approximate 3% impact of changes in currency exchange rates.

Adjusted income from operations (defined in Note 1 to the Notes to the Consolidated Condensed Financial Information) for the three months ended March 31, 2007 was $227 million, a 12% increase over $202 million for the same period in 2006.

Reported income from operations for the three months ended March 31, 2007 was $114 million compared to $89 million for the same period in 2006, an increase of 28%. Reported income from operations in the three months ended March 31, 2007 and 2006 includes amortization of acquired intangible assets of $104 million and $96 million, respectively; stock-based compensation and purchase accounting adjustments of $9 million and $15 million, respectively; and merger costs of $2 million in the three months ended March 31, 2006.

For the three months ended March 31, 2007, adjusted EBITDA (defined in Note 2 to the Notes to the Consolidated Condensed Financial Information) was $287 million compared to $259 million in 2006, an increase of 11%.

Cristóbal Conde, president and chief executive officer, commented, “We are pleased with this start to the year. SunGard’s performance for the quarter was strong with our Software & Processing businesses achieving double-digit organic growth. Our customers are focused on improving their top-line as well as on lowering their operational costs. They continue to prioritize regulatory and compliance requirements along with system rationalization and achieving value for money. Availability Services showed strong performance in managed services and during the quarter completed major expansions at two facilities that increase capacity. Overall, the spending mood is positive, the pipeline looks solid and our competitive position is strong across the board.”

Financial Systems revenue increased 15% to $543 million for the quarter. Organic revenue grew approximately 12%. License fees were $26 million for the quarter, consistent with the same period in 2006.

Notable deals in the quarter included the following:

•	One of the world’s leading financial services providers signed a multiyear, multimillion-dollar contract for the renewal of SunGard’s Global Plus, an asset management and custody solution.
•	An integrated financial services group in Canada selected SunGard’s Adaptiv for real-time credit exposure analysis.
•	A brokerage group in the US selected SunGard’s BRASS EnGard as the compliance system for its equity capital markets division.

Higher Education & Public Sector Systems revenue increased 14%, all of which was organic, to $231 million for the quarter. License fees were $15 million for the quarter, an increase of $4 million from the first quarter of 2006.

Notable deals in the quarter included the following:

•	A private research university in Boston selected a range of Banner Unified Digital Campus solutions.
•	A public university in the Dominican Republic selected a range of Banner Unified Digital Campus solutions.
•

An ambulance service in Wales selected a secure digital radio network and SunGard Vivista for the implementation, maintenance and support of a managed communications service for emergency call handling.

Availability Services revenue increased 4%, all of which was organic, to $342 million for the quarter.

Notable deals in the quarter included the following:

•	A software vendor that provides solutions for governance, risk and compliance selected SunGard for managed services.
•	A leading specialty retailer of pet food, supplies and services selected SunGard for managed services.
•	A local city government in Louisiana selected SunGard for disaster recovery services.

At March 31, 2007, total debt was $7.54 billion, cash balances were $305 million and off-balance sheet debt was $428 million. During 2007 the Company invested $69 million in capital expenditures and $13 million (net of cash acquired) in three acquisitions.

Conference Call & Webcast

A conference call to review the results is scheduled for Friday, May 4, 2007 at 9:00 a.m. (Eastern Time). The dial-in number is (719) 457-2681, passcode 3299244. A replay will be available shortly after the end of the call through midnight on May 18, 2007. To listen to the replay, please dial (719) 457-0820, passcode 3299244. You may also listen to the call at www.vcall.com, by clicking on the “Investor Events Calendar” and then on the “listen” icon for SunGard. A replay will be available shortly after the end of the Web cast, through midnight on May 18, 2007 at www.vcall.com.

About SunGard

With annual revenue exceeding $4 billion, SunGard is a global leader in software and processing solutions for financial services, higher education and the public sector. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 25,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. Visit SunGard at www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Adaptiv, Banner, BRASS EnGard, Global Plus and Vivista are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: our high degree of leverage; general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

	Three Months Ended
	Mar. 31, 2006	Mar. 31, 2007
Revenue:
Services	$923	$1,022
License and resale fees	53	65

Total products and services	976	1,087
Reimbursed expenses	27	29

	1,003	1,116

Costs and expenses:
Cost of sales and direct operating	472	525
Sales, marketing and administration	223	240
Product development	64	74
Depreciation and amortization	57	59
Amortization of acquisition-related intangible assets	96	104
Merger costs	2	—

	914	1,002

Income from operations	89	114
Interest income	3	5
Interest expense and amortization of deferred financing fees	(157)	(165)
Other expense	(12)	(37)

Loss before income taxes	(77)	(83)
Income tax (benefit) expense	(31)	13

Net loss	$(46)	$(96)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

	Dec. 31, 2006	Mar. 31, 2007
Assets:
Current:
Cash and cash equivalents	$316	$305
Accounts receivable, net	279	268
Clearing broker assets	420	497
Prepaid expenses and other current assets	179	185
Retained interest in accounts receivable sold	275	215

Total current assets	1,469	1,470
Property and equipment, net	773	776
Software products, net	1,386	1,353
Customer base, net	2,857	2,819
Other assets, net	1,235	1,219
Goodwill	6,951	6,972

Total Assets	$14,671	$14,609

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$45	$48
Accounts payable and accrued expenses	743	572
Clearing broker liabilities	376	463
Deferred revenue	762	777

Total current liabilities	1,926	1,860
Long-term debt	7,394	7,495
Deferred income taxes	1,777	1,773

Total liabilities	11,097	11,128
Stockholder’s equity	3,574	3,481

Total Liabilities and Stockholder’s Equity	$14,671	$14,609

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Income from Operations to Adjusted Income from Operations

Adjusted income from operations represents income from operations adjusted for amortization of acquisition-related intangible assets, merger costs, adjustments for deferred revenue, stock-based compensation expense and external management fee expense. Adjusted income from operations is not a recognized term under generally accepted accounting principles (GAAP). Adjusted income from operations does not represent income from operations, as that term is defined under GAAP, and should not be considered as an alternative to income from operations as an indicator of our operating performance. We have included information concerning adjusted income from operations because we use such information when evaluating income from operations to better evaluate the underlying performance of the Company. Adjusted income from operations as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted income from operations and income from operations, the GAAP measure we believe to be most directly comparable to adjusted income from operations.

	Three Months Ended
(in millions)	Mar. 31, 2006	Mar. 31, 2007
Income from operations	$89	$114

Amortization of acquisition-related intangible assets	96	104
Merger costs	2	—
Purchase accounting adjustments	4	1
Stock-based compensation and other costs	11	8

Adjusted income from operations	$202	$227

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 2. Reconciliation of Net Income (Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior and senior subordinated notes as well as under our senior secured credit facilities, both of which were entered into in August 2005. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA.

	Three Months Ended
(in millions)	Mar. 31, 2006	Mar. 31, 2007
Net loss	$(46)	$(96)
Interest expense, net	154	160
Income tax (benefit) expense	(31)	13
Depreciation and amortization	153	163

EBITDA	230	240
Purchase accounting adjustments	2	1
Non-cash charges	8	7
Unusual or non-recurring charges	6	30
Acquired EBITDA, net of disposed EBITDA	(1)	(4)
Other	7	6

Adjusted EBITDA—senior secured credit facilities	252	280
Loss on sale of receivables	7	7

Adjusted EBITDA—senior notes due 2013 and senior subordinated notes due 2015	$259	$287